Exhibit 11.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor's report dated March 28, 2025 with respect to the consolidated financial statements of Medicus Pharma Ltd. (formerly Interactive Capital Partners Corp.) as at December 31, 2023 and for the year then ended, included in the Amendment No. 2 to the Offering Statement on Form 1-A of Medicus Pharma Ltd., as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading "Experts and Legal Matters" in the Form 1-A.

/s/ MNP LLP
Chartered Professional Accountants Licensed Public Accountants
Mississauga, Canada
April 4, 2025